                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[X]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
      Section 240.14a-12


               Ameritech Corporation
.............................................................................
               (Name of Registrant as Specified In Its Charter)

               Bruce Howat-Mary Brooks
..............................................................................
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

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      14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:
         .......................................................................

      2) Aggregate number of securities to which transaction applies:
         .......................................................................

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         pursuant to Exchange Act Rule 0-11: _/
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_/    Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ]   Check box if any part of the fee is offset as provided by Exchange
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Notes:

LOGO
                                                           30 South Wacker Drive
                                                         Chicago, Illinois 60606

               NOTICE OF 1994 ANNUAL MEETING AND PROXY STATEMENT

March 1, 1994

Dear Shareowner:

  The directors and officers of your company cordially invite you to attend the annual meeting of Ameritech's shareowners, which will be held in the Arthur Rubloff Auditorium of The Art Institute of Chicago, on Wednesday, April 20, 1994, at 9:30 a.m.

  If you plan to attend the meeting, please keep the admission ticket and map that are attached to the form of proxy accompanying this notice and proxy statement and check the appropriate box on the form of proxy.

  Whether or not you plan to attend in person, please mark your votes on the enclosed proxy card, sign and date it and mail it in the postage-paid envelope as soon as possible.

  At the meeting we will elect four Directors and vote on ratification of the appointment of independent public accountants and two shareowner proposals, as described in the formal notice of the meeting and proxy statement appearing on the following pages.

  We also will report on the progress Ameritech has made in its first ten years and the transformation of our business to a market-focused business unit structure. There will be a period of informal discussion in which shareowners will have an opportunity to comment or ask questions. After the meeting, you are invited to be our guest and tour the magnificent exhibits of The Art Institute of Chicago.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD.

Sincerely,


LOGO                                           LOGO
William L. Weiss                               Richard C. Notebaert
Chairman of the Board                          President and Chief Executive
                                               Officer

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                 APRIL 20, 1994

  The Annual Meeting of Shareowners of Ameritech Corporation will be held at the Arthur Rubloff Auditorium of The Art Institute of Chicago, Columbus Drive and Monroe Street, Chicago, Illinois, on Wednesday, April 20, 1994, at 9:30 a.m., to consider and take action with respect to the following matters:

    1. Election of four Directors to serve for a term of three years;

    2. Ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the Company for the year ending December 31, 1994;

    3. Shareowner proposal regarding cumulative voting in elections of Directors;

    4. Shareowner proposal regarding electing all Directors annually; and

    5. Such other business as may properly come before the meeting or any adjournment thereof.

  Holders of Common Stock of record at the close of business on February 22, 1994 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such holders will be open to the examination of any shareowner, for any purpose germane to the meeting, at the offices of Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois, for a period of ten days prior to the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat
                                          Secretary

March 1, 1994

AMERITECH CORPORATION
30 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

  The Board of Directors of Ameritech Corporation (hereinafter called "Ameritech" or the "Company") solicits your proxy for use at the 1994 Annual Meeting of Shareowners to be held on April 20, 1994, and urges you to complete and return your proxy card promptly. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy or by giving written notice of such revocation to the Secretary of the Company.

  Holders of Ameritech Common Stock of record at the close of business on February 22, 1994 are entitled to vote at the Annual Meeting. On that date, 547,617,122 shares of Ameritech Common Stock were issued and outstanding. Each share entitles the holder to one vote. The persons appointed by the enclosed proxy card have advised the Board of Directors that it is their intention to vote at the meeting in compliance with the instructions on the proxy cards received from shareowners and, if no contrary instruction is indicated on the proxy card, for the election of the persons nominated to serve as Directors and in accordance with the recommendations of the Board of Directors on the other matters brought before the meeting, as described herein.

  If a shareowner is a participant in the Ameritech Shareowner Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full and fractional shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareowner is a participant in the Ameritech Savings Plan for Salaried Employees ("SPSE"), the Ameritech Savings and Security Plan for Non-Salaried Employees ("SSP") or certain employee savings plans of affiliated companies, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If voting instructions are not received for shares in SPSE or SSP, those shares will be voted in the same proportion as the shares in those plans for which voting instructions are received.

  The four Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the shareowners present in person or by proxy and entitled to vote. With regard to the election of Directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

  Abstentions may be specified on all proposals submitted to a shareowner vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, abstentions on any of the Company's proposal to ratify the appointment of the independent public accountants or the shareowner proposals will have the effect of a vote against such proposal.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of Ameritech Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and ratification of the appointment of the independent public accountants. However, brokers may not vote shares held for customers on any of the shareowner proposals without specific instructions from such customers. Under applicable Delaware law, "broker non-votes" on any such proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will be considered not entitled to vote on that proposal and thus will not be counted in determining whether such proposal receives a majority of the shares of Ameritech Common Stock present and entitled to vote at the Annual Meeting. Therefore, broker non-votes with respect to any proposal submitted to shareowners at the Annual Meeting by the Company or by shareowners set forth in this proxy statement will have no effect on the outcome of such proposal, although broker non-votes are counted in determining the existence of a quorum.

  This proxy statement and the enclosed proxy card are being first mailed to shareowners on or about March 3, 1994.

                             ELECTION OF DIRECTORS

  The Board of Directors is presently composed of fifteen members. The Certificate of Incorporation of Ameritech divides the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term. The terms of the Directors in one class, which is composed of six of the Directors, expire in 1994. Two members of that class will retire from the Board as of the Annual Meeting. The remaining four of those Directors have been nominated for re-election. If for any reason any of these nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election at this meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of Ameritech.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1997:

                  DONALD C. CLARK, 62, Chairman of the Board and Chief Executive Officer of Household International, Inc., Prospect Heights, Illinois (financial services), since 1984, Chief Executive Officer since 1982 and President from 1977 to 1988. Mr. Clark is a Director of Household International, Inc., Warner-Lambert Co., Schwitzer Inc. and Scotsman Industries, Inc. He is Chairman of the Finance Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1989.

                  MELVIN R. GOODES, 58, Chairman and Chief Executive Officer of Warner-Lambert Company, Morris Plains, New Jersey (pharmaceuticals and consumer products), since 1991. Mr. Goodes served as President and Chief Operating Officer of Warner-Lambert from 1985 to 1991. He is a Director of Warner-Lambert Company, Chemical Banking Corporation (and its subsidiary, Chemical Bank) and Unisys Corporation.

                  Director since 1994.



                  JAMES A. HENDERSON, 59, President and Chief Operating Officer of Cummins Engine Company, Inc., Columbus, Indiana (heavy-duty diesel engines, parts and related products), since 1977. Mr. Henderson is a Director of Cummins Engine Company, Inc., Inland Steel Industries, Inc., Rohm and Haas Co. and Landmark Communications, Inc. He is Chairman of the Compensation Committee and a member of the Nominating Committee. Mr. Henderson also is a Director of the Ameritech Foundation.

                  Director since 1983.


                  JOHN B. MCCOY, 50, Chairman and Chief Executive Officer of BANC ONE CORPORATION, Columbus, Ohio (bank holding company), since 1987. Mr. McCoy served as President and Chief Executive Officer of BANC ONE CORPORATION from 1984 to 1987. He is a Director of BANC ONE CORPORATION, Cardinal Distribution, Inc., Tenneco Inc. and the Federal Home Loan Mortgage Corporation. Mr. McCoy is Chairman of the Audit Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1991.

DIRECTORS WHO WILL RETIRE AS OF THE ANNUAL MEETING:

                  RICHARD M. GILLETT, 70, Retired Chairman, Old Kent Financial Corporation, Grand Rapids, Michigan (bank holding company), since 1988. Mr. Gillett served as Chairman of the Board of Old Kent Financial Corporation from 1972 to 1988. He is a Director of Ball Corporation and Foremost Corporation of America. He is a member of the Executive Committee, the Audit Committee and the Nominating Committee.

                  Director since 1983.


                  WILLIAM L. WEISS, 64, Chairman of the Board and Chief Executive Officer of Ameritech from Ameritech's incorporation in 1983 to January 1994 and Chairman of the Board since January 1994. Mr. Weiss served Illinois Bell Telephone Company as its Chairman and Chief Executive Officer from 1982 to 1983 and as its President and Chief Executive Officer from 1981 to 1982. Mr. Weiss will retire as an officer of the Company on May 31, 1994. Mr. Weiss is a Director of Abbott Laboratories, The Quaker Oats Company, Merrill Lynch & Co. and Tenneco Inc. He is Chairman of the Executive Committee. Mr. Weiss also is a Director of the Ameritech Foundation.

                  Director since 1983.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1995:

                  WESTON R. CHRISTOPHERSON, 68, Retired Chairman, Northern Trust Corporation, Chicago, Illinois (bank holding company), since 1990. Mr. Christopherson served as Chairman of the Board and Chief Executive Officer of Northern Trust Corporation from 1984 to December 1989 and as Chairman of the Board until April 1990. Mr. Christopherson was Chairman and Chief Executive Officer of Jewel Companies, Inc. (food and drug retailing) from 1980 to 1984. He is a Director of Encyclopedia Britannica Inc., GATX Corporation and The Quaker Oats Company. Mr. Christopherson is a member of the Audit Committee and the Compensation Committee.

                  Director since 1983.

                  HANNA HOLBORN GRAY, PH.D., 63, President Emeritus and Professor of History, University of Chicago, Chicago, Illinois. Dr. Gray served as President of the University of Chicago from 1978 to 1993. She is a Director of Atlantic Richfield Company, Cummins Engine Company, Inc. and J. P. Morgan & Co. Incorporated (and its subsidiary, Morgan Guaranty Trust Company of New York). She is a member of the Nominating Committee. Dr. Gray also is a Director of the Ameritech Foundation.

                  Director since 1983.


                  JOHN D. ONG, 60, Chairman of the Board and Chief Executive Officer of The BFGoodrich Company, Akron, Ohio (chemical and aerospace products), since 1979. Mr. Ong is a Director of The BFGoodrich Company, Asarco Incorporated, Cooper Industries, Inc., The Geon Company and The Kroger Company. He is Chairman of the Nominating Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1983.

                  LOUIS J. RUTIGLIANO, 55, Vice Chairman of Ameritech since 1991. Mr. Rutigliano served as Executive Vice President-Corporate Strategy from 1989 to 1991 and as President and Chief Executive Officer of Wisconsin Bell, Inc. (a subsidiary of Ameritech) from 1987 to 1989. He is a Director of Simplicity Manufacturing Inc. and Telecom Corporation of New Zealand Limited (24.8% owned by Ameritech). Mr. Rutigliano is a member of the Executive Committee and the Finance Committee. Mr. Rutigliano has announced that he will retire as Vice Chairman and as a Director of Ameritech in June 1994.

                  Director since 1991.
                  A. BARRY RAND, 49, Executive Vice President, Operations of Xerox Corporation since February 1992. Mr. Rand served as President of the Xerox United States Marketing Group from 1987 to 1992. He has been a corporate officer of Xerox since 1985. Mr. Rand is a Director of Honeywell Inc., Abbott Laboratories, the College Retirement Equities Fund (CREF) and the U.S. Chamber of Commerce. He is a member of the Audit Committee and the Nominating Committee.


                  Director since 1993.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1996:

                  RICHARD H. BROWN, 46, Vice Chairman of Ameritech since January 1993. Mr. Brown served as President of Illinois Bell Telephone Company (a subsidiary of Ameritech) from 1990 to 1993. Prior to joining Illinois Bell, he was an officer of United Telecommunications, Inc., serving as Senior Vice President from 1987 to 1989 and Executive Vice President of United Telecom and U.S. Sprint from 1989 to 1990. Mr. Brown is a Director of The Upjohn Company. He also is President of the Ameritech Foundation.

                  Director since 1993.

                  SHELDON B. LUBAR, 64, Founder and Chairman of Lubar & Co. (private investment and venture capital firm) and Chairman and Chief Executive Officer of Christiana Companies, Inc. (operating and investment company with businesses in refrigerated warehousing and logistics). Mr. Lubar is a Director of Massachusetts Mutual Life Insurance Company, Firstar Corporation, Briggs & Stratton Corporation, Christiana Companies, Inc. and MGIC Investment Corp. He is a member of the Audit Committee and the Finance Committee.

                  Director since 1993.

                  LYNN M. MARTIN, 54, Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche since June 1993. Ms. Martin assumed the Davee chair at the J.L. Kellogg Graduate School of Management, Northwestern University, in September 1993. She also served as fellow at the Kennedy School of Government, Harvard University, in 1993. Ms. Martin served as United States Secretary of Labor from February 1991 to January 1993. She served as a member of the U.S. House of Representatives from Illinois for five terms from 1981 to 1990. She also served in the Illinois House of Representatives from 1977 to 1979 and the Illinois Senate from 1979 to 1981. She is a Director of Harcourt General, Inc., Ryder Systems, Inc. and the Dreyfus Corporation. Ms. Martin is a member of the Finance Committee and the Nominating Committee.

                  Director since 1993.

                  RICHARD C. NOTEBAERT, 46, President and Chief Executive Officer of Ameritech since January 1994. Mr. Notebaert served as President and Chief Operating Officer of Ameritech from June 1993 to January 1994 and Vice Chairman from January 1993 to June 1993. He served as President of Ameritech Services, Inc. (a wholly-owned subsidiary of Ameritech's five state telephone companies) from June 1992 to January 1993, as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989. Mr. Notebaert is a member of the Finance Committee.

                  Director since 1993.


THE BOARD OF DIRECTORS

  The business and affairs of Ameritech are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Ameritech rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of Ameritech and its subsidiaries.

  The Board of Directors met nine times in 1993. The average attendance at the aggregate number of Board and committee meetings was 94% in 1993 and no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served except for Mr. Rand who, because of commitments that already existed when he joined the Board in August 1993, attended 57% of the aggregate number of Board and committee meetings he was eligible to attend in the last five months of 1993.

COMMITTEES OF THE BOARD

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company, subject to ratification by the shareowners at the Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants and with the Company's internal auditors. The Audit Committee met three times in 1993.

  The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Nominating Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareowners who wish to suggest qualified candidates should write to the Secretary of Ameritech at 30 South Wacker Drive, Chicago, Illinois 60606, stating in detail the qualifications of such persons for consideration by the Committee. The Nominating Committee met three times in 1993.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of Ameritech other than the five most highly compensated officers and makes recommendations to the Board of Directors concerning the salary and compensation of the Chairman of the Board, the President, the Vice Chairmen, and any other officer who is or would be among the five most highly compensated officers of Ameritech. This committee met four times in 1993.

  The Finance Committee reviews and makes recommendations to the Board with respect to the financial policies, plans and procedures of the Company, the financial implications of proposed corporate actions and matters concerning dividend reinvestment and stock purchase plans. This committee also reviews and authorizes investments in and advances to subsidiaries and is responsible for reviewing the policies, plans and procedures of the Company with respect to the investment and management of the assets of the Company's pension, savings and other employee benefit plans. The Finance Committee met three times in 1993.

  The Executive Committee is authorized to exercise, during intervals between meetings of the Board of Directors, the powers of the Board of Directors in the management and direction of the business and affairs of the Company subject to the provisions of the corporation law of the State of Delaware. The Executive Committee met once in 1993.

  The committee memberships of each nominee and continuing Director are set forth in their biographical information above.

COMPENSATION OF DIRECTORS

  Directors who are not employees receive an annual retainer of $38,000. Non-employee Directors also receive additional annual retainers of $4,000 ($5,000 for chairmen) for each active committee (other than the Executive Committee) on which they serve. Directors may elect to defer receipt of all or part of their retainers in either cash units, Common Stock units or a combination of both. Deferred cash units earn interest, compounded quarterly, at the rate established by the Compensation Committee from time to time or, if no such rate is established, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Deferred Common Stock units are based on the number of Ameritech common shares which deferred retainers or fees would purchase at the fair market value of Ameritech common shares on the date the retainers or fees would otherwise be paid. Deferred Common Stock accounts are credited on each dividend payment date for Ameritech common shares with additional Common Stock units by dividing the aggregate cash dividend which would have been paid if existing Common Stock units were actual common shares by the fair market value of the Company's common shares as of the dividend payment date. Deferred amounts are paid in cash, with the value of Common Stock units based on the fair market value of Ameritech common shares at the time of payment, in one payment or in up to ten equal annual installments beginning on the first day of the calendar year following the year in which the Director ceases to be a Director, or in a lump sum in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. At the 1987 Annual Meeting, Ameritech's shareowners approved the Ameritech Stock Retirement Plan for Non-Employee Directors, under which each Director who is not an officer or employee of Ameritech or any of its subsidiaries or affiliates is granted 1,500 shares of Ameritech Common Stock after each Annual Meeting at which Directors are elected. Each grant of stock is accompanied by a payment to offset the increase in the Directors' Federal, state and local tax liabilities resulting from such grant and payment. The maximum number of grants to a Director is six. The plan also provides for grants up to the maximum number of shares in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. The Company also provides non-employee Directors travel accident insurance when on Company business.

                      OFFICER AND DIRECTOR STOCK OWNERSHIP

  The following table sets forth beneficial ownership of Ameritech Common Stock as of February 22, 1994, by each Director and nominee, the chief executive officer, the four other most highly compensated executive officers and all Directors and executive officers as a group. Such beneficial ownership includes shares held by certain family members, trusts and private foundations. The persons shown below are deemed to have sole power to vote and dispose of such shares. None of the persons nor the group shown below has beneficial ownership of more than 1% of the outstanding shares of Ameritech Common Stock. Shares shown as beneficially owned by Mr. Brown, Mr. Edwardson, Mr. Notebaert, Mr. Rutigliano and Mr. Weiss and by all Ameritech officers as a group below include shares held for their accounts in the Ameritech Savings Plan for Salaried Employees as of December 31, 1993.

                                                                      TOTAL
    NAME                                                           OWNERSHIP(*)
    ----                                                           ------------
Richard H. Brown..................................................    116,249
Weston R. Christopherson..........................................     10,894
Donald C. Clark...................................................     11,173
John A. Edwardson.................................................     81,447
Richard M. Gillett................................................     10,804
Melvin R. Goodes..................................................        500
Hanna Holborn Gray................................................      9,604
James A. Henderson................................................     12,400
Sheldon B. Lubar..................................................     10,214
Lynn M. Martin....................................................      1,500
John B. McCoy.....................................................      5,000
Richard C. Notebaert..............................................    101,862
John D. Ong.......................................................      9,751
A. Barry Rand.....................................................      1,000
Louis J. Rutigliano...............................................    153,685
William L. Weiss..................................................    529,070
All of the above and other executive officers as a group (28 per-
 sons)............................................................  1,402,084

- --------
* Includes shares of Ameritech Common Stock which may be acquired within 60 days after February 22, 1994 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Brown, 22,866; Mr. Edwardson, 51,900; Mr. Notebaert, 61,932; Mr. Rutigliano, 113,200; Mr. Weiss, 284,300; and all executive officers as a group, 751,906.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen & Co., as independent public accountants, to examine the consolidated financial statements of the Company for the current year ending December 31, 1994 and to perform other appropriate accounting services. Arthur Andersen & Co. has served as independent public accountants for the Company since its organization.

  A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen & Co. as Ameritech's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the shareowners do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                              SHAREOWNER PROPOSALS

SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 180 shares of the Common Stock of the Company, has given notice that she plans to introduce the following resolution at the meeting and has asked that the following statement of reasons for its introduction be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 43,463,186 shares, representing approximately 21.8% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL.

  The proponent submitted the same proposal for the 1991, 1992, and 1993 Annual Meetings and it was opposed by the owners of 83.14%, 81.1% and 78.17%, respectively, of the shares voted.

  Each Director of the Company currently is elected by the holders of a majority of the Company's outstanding shares, thereby permitting the Directors to administer the affairs of the corporation for the benefit of all shareowners. The Board of Directors continues to believe that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareowners. The shareowner or special group electing a director by cumulative voting may seek to have that director represent the shareowner's or group's special interest rather than the interests of the shareowners as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareowners as a whole.

  The majority of state legislatures, including the State of Delaware, the state in which Ameritech is incorporated, do not require cumulative voting.

  The majority of companies listed on the New York Stock Exchange do not elect directors by cumulative voting. The Company's present method of electing Directors is employed by most companies listed on the New York Stock Exchange and the Board of Directors believes that this method is appropriate to ensure that Directors will represent all the shareowners and not a particular group.

  Under the corporation law of the State of Delaware, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to the Company's Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

SHAREOWNER PROPOSAL REGARDING ELECTING ALL DIRECTORS ANNUALLY

  Mr. Lewis D. Gilbert and Mr. John J. Gilbert, 1165 Park Avenue, New York, New York 10128, the latter being a record holder of 64 shares of the Common Stock of the Company, and together being record holders of 664 shares of Common Stock as co-trustees and representing an additional family interest of 2,196 shares of Common Stock and Martin Glotzer, 7061 N. Kedzie, Chicago, Illinois 60645, record holder of 16 shares of Common Stock, have given notice that they will cause the following resolution to be introduced at the meeting and have asked that the following statement of reasons be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the needed steps to provide that at future elections of directors new directors be elected annually and not by classes as is now provided, and that on expiration of present terms of directors their subsequent election shall also be on an annual basis."

  "REASONS"

  "Strong support along the lines we suggest were shown at the 1992 annual meeting when 25.9% of the votes cast, representing 38,882 accounts and a total of 50,918,039 shares, were cast in favor of this proposal. The votes against included unmarked proxies."

  "LAC Minerals Ltd., Interco, Chemical Banking Corporation and Commonwealth Edison Company of Chicago are among the latest companies to end their stagger system of electing directors. In 1992 we withdrew our resolution on the subject at Westinghouse after they agreed to end their stagger system of electing directors. Chemical Bank's management, to its credit, voluntarily ended theirs without a resolution."

  "Because of the normal need to find new directors and because of the environmental problems and many groups desiring to have directors who are qualified on the subject, we think that ending the stagger system of electing directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. In our opinion, the 11th should be to end the stagger system of electing directors and to have cumulative voting."

  "Recently Equitable Life Insurance Company, which is now called Equitable Companies, converted from a policy owned company to a public stockholder company. Thanks to AXA, the controlling French insurance company, not wanting it they will not have a staggered board."

  "If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL.

  This same proposal was presented at the 1987, 1988, 1989, 1990, 1991 and 1992 Annual Meetings, where it was voted against by 88.33%, 83.21%, 79.40%, 81.58%, 77.48% and 74.13%, respectively, of the shares voted. The Board of Directors continues to believe that the current division of the Board into three classes, with one class elected each year for a three-year term, provides continuity and stability in the membership of the Board of Directors and in the policies established by the Board, permitting new directors to become familiar with the business of the Company and to benefit from the experience of the continuing directors. A classified Board increases the likelihood that at all times at least two-thirds of the members of the Board of Directors will have experience and familiarity with the business, affairs and issues of the Company.

  The Board of Directors also recognizes that it is possible for various individuals or entities owning a significant but minority position in a corporation to attempt to obtain actual control of the corporation, or to further some other personal goal with respect to the corporation or its shares or assets, by electing at a single annual meeting their own slate of directors. Such an attempt, even if unsuccessful, can seriously disrupt the conduct of the business of a corporation and cause it to incur substantial expense. The Company's present method of electing Directors by classes promotes continuity of experience on the Board, provides for an orderly succession of directors and would encourage any unsolicited bidder for control of the Company to negotiate with the Board, which can best represent the interests of all of the shareowners.

  Election of directors by classes is a common practice that has been adopted by many companies and currently exists at approximately 270 of the 500 companies comprising the 1993 Standard & Poor's 500 Stock Price Index. It is specifically permitted by the laws of many states, including the State of Delaware, as well as the rules of the New York Stock Exchange.

  Under the corporation law of the State of Delaware, the state in which the Company is incorporated, the action recommended in the proposal could be taken only if the Board of Directors recommended an amendment to Article EIGHTH of the Company's Certificate of Incorporation and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this shareowner proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                 OTHER BUSINESS

  The Board of Directors does not know of any further business to be presented at the meeting. However, should any other matter requiring a vote of the shareowners arise, the persons appointed by the enclosed proxy card intend to vote thereon in accordance with their best judgment in the interest of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors has oversight responsibility for the Company's executive compensation programs. More specifically, the Committee approves all pay plans and all changes therein. It also approves performance targets for incentive awards. The Committee recommends the compensation of the chief executive officer and the other four most highly compensated executive officers, including the performance goals by which their compensation is determined. The full Board of Directors is responsible for acting on the recommendations of the Committee.

REPORT OF THE COMPENSATION COMMITTEE

  Since its inception, the Company has designed and administered executive compensation programs so that pay is linked to Company performance and so that the interests of executives are aligned with the interests of shareowners. This philosophy is articulated in the following guiding principles of the Company's compensation programs:

  . A significant percentage of pay will be determined by the Company's annual and long term financial performance, including the creation of shareowner value.

  . Compensation programs will be designed to encourage and balance the attainment of short term operational goals and long term strategic initiatives.

  . Total compensation will be targeted at competitive levels to allow the Company to attract, retain and motivate high calibre employees; however, a greater percentage of compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

  . Compensation programs will be designed to encourage stock ownership by executives.

  There are three elements to the Company's compensation program, each consistent with the compensation philosophy: annual base salary, annual cash bonus incentives and long term incentives. Both the annual and the longer term incentives are directed toward specific financial measures, including earnings growth, revenue growth, and total return to shareowners (stock price appreciation plus dividends), with each of the targets calling for progressively excellent results.

  An important consideration in the design of the Company's compensation programs is the use of stock to encourage ownership by management. The Ameritech long term incentive plans ("LTIP") may utilize performance based restricted stock, performance units and stock options in making grants. Beginning in 1991, all long term grants have been in the form of the Company's stock. To support the Company's belief in stock ownership by executives, there are in effect ownership guidelines for key managers which require stock holdings that are proportionate to an individual's compensation and position in the Company. As of December 31, 1993, the stock ownership of all of the executive officers named in the Summary Compensation Table that follows exceeded these guidelines.

  Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table that follows) is somewhat influenced by the pay practices of comparable large corporations so that Ameritech remains reasonably competitive with what others are doing. The Compensation Committee's current view is that Ameritech salaries, annual cash compensation and long term compensation should be at about the median of all companies in the comparator group. The comparator group used in establishing the base salary, annual cash compensation guidelines and long term grants is composed of a broad cross section of major corporations in multiple industries as opposed to the smaller peer group comprised of the six Regional Holding Companies ("RHCs") shown in the Shareowner Return Performance Graph at the end of this section. The Committee believes that this is appropriate considering that the Company competes for executives in many industries, not solely with the RHCs. While competitive practices are viewed importantly, the Company and the Compensation Committee concur in the view that the most important considerations in setting annual compensation are individual merit and the Company's financial performance.

  In 1993 we increased annual cash compensation targets for executives by approximately 4% to maintain target total compensation at competitive levels based on analysis of survey data of the comparator group companies described above. Mr. Weiss' base salary increased 4.9% in 1993 over 1992 to bring his salary more in line with the competitive market rate for his position. His total annual salary and bonus increased because of the Company's improved performance versus earnings and revenue targets, which produced a cash bonus for 1993 above the targeted level.

  Actual incentive bonus awards are made pursuant to the Company's Senior Management Short Term Incentive Plan and are shown in the "Bonus" column in the Summary Compensation Table that follows. These awards are either equal to, more than, or less than targeted amounts depending on actual results compared with the performance measures being used. Thus, the Company's incentive plans forge a direct link between pay and performance, strengthened by the fact that the greater portion of total compensation (annual salary plus annual bonus plus long term awards) is determined by the incentive elements of an individual's aggregate compensation rather than by salary. In 1993, for example, about 63% of the Company's chief executive officer's total compensation was dependent on incentive factors and thus was variable with performance. Because of increases in revenues and net income in 1993, the actual incentive bonus awards for 1993 were above the targeted amounts.

  Performance targets established for the annual and for the longer term incentive plans are based not only on internal goals but, especially important in terms of the current long term incentives, on the Company's performance measured against comparator groups of other companies approved by the Compensation Committee. The number of shares granted under the Company's long term incentive plans ("LTIP") is based on periodic analysis of the competitive total compensation and the long term incentive component of a comparator group of approximately 25 high profile U.S. industrial companies that has been followed by a recognized industry consultant for a number of years. A percentage of target annual cash compensation to be delivered in the form of long term compensation is established for each executive. The number of shares required to deliver this compensation is determined by assigning a potential present value to each option share and each restricted stock share using models which consider factors such as the grant price and future stock price appreciation targets. Since the assumptions used for each of these factors may be different for each grant, the size of prior grants is not the most important determinant of grant size. A grant was made in 1991 under the LTIP that included stock options granted at market price and a performance based restricted stock grant that will pay out based on Ameritech's five-year performance on total return to shareowners as compared to the total return of approximately 100 companies the size and risk characteristics of which most nearly compare with those of Ameritech. The performance period for each payout calculation is a rolling five-year period. The payout is determined by averaging the payouts calculated for each of the five years. To earn a target payout for a given year, a 50th to 55th percentile ranking for total shareowner return is required, and to earn a maximum payout, a 75th percentile ranking is required. The first payout from the 1991 grant was made in early 1994 for five years of performance through 1993. This payout was slightly below the target level and below the 1992 LTIP payout based on performance that was above the 60th percentile ranking for three of the five years and below the threshold payout level for two of the years. Additional payouts, if any, will be made in early 1995 and in early 1996. The LTIP payouts reported in the Summary Compensation Table below for 1993 are from the 1991 LTIP grant, and the payouts reported for 1991 and 1992 are from a prior long term grant made in 1988 and cover five years of performance through 1992. As shown in the tables below, additional LTIP grants of stock options and performance based restricted stock were made in 1993 to Mr. Notebaert and Mr. Brown in connection with their promotions to corporate officer positions. No new LTIP grants were made to Mr. Weiss in 1993 in view of his plans to retire in 1994.

  The Compensation Committee believes strongly in the continued focus of long term incentive plans on total return to shareowners. Beginning in 1994, the Compensation Committee approved new grants under the LTIP that continue this focus by providing participating executives with a grant of stock options and dividend equivalents. The number of options granted is based on competitive analysis of market compensation rates and individual performance. The options are granted at fair market value on the date of grant. Dividend equivalents will be converted to share units and credited quarterly to a book account for each participant. The share units will be paid in shares of stock if and when the options are exercised at a price which exceeds the grant price.

  As often as seems appropriate, but at least annually, the Compensation Committee studies Ameritech's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

  Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The Compensation Committee has carefully considered the impact of this new tax code provision. The Committee has determined that it is not necessary to modify any incentive plans at this time since compensation paid to executive officers under current plans would either be exempted under the transition provisions or be less than the $1 million limit and, therefore, deductible. In the future, it is the Committee's intent to modify compensation plans for the executive officers subject to the deduction limit so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, uses a professional compensation consultant who is separate from consultants employed by the Company. This consultant provides guidance in our deliberations and helps ensure equity and fairness in the Company's practices.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  James A. Henderson, Chairman

  Weston R. Christopherson

  Donald C. Clark

  John B. McCoy

  John D. Ong

SUMMARY COMPENSATION TABLE

  The following table sets forth information as to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of Ameritech as of December 31, 1993 for services in all capacities to the Company and its subsidiaries in 1991, 1992 and 1993. Numbers of shares in the table and the footnotes thereto have been adjusted for the two-for-one stock split declared in December 1993.

                                                          LONG TERM COMPENSATION
                                                       ----------------------------------
                               ANNUAL COMPENSATION           AWARDS              PAYOUTS
                           --------------------------- ----------------------    --------
        NAME                                   OTHER                                         ALL
        AND                                   ANNUAL   RESTRICTED    OPTIONS/               OTHER
     PRINCIPAL                                COMPEN-    STOCK         SARS        LTIP    COMPEN-
      POSITION        YEAR  SALARY  BONUS(1) SATION(2) AWARDS(3)     (SHARES)    PAYOUTS  SATION(4)
     ---------        ---- -------- -------- --------- ----------    --------    -------- ---------
William L. Weiss      1993 $745,000 $757,600 $200,581                      0     $507,865 $707,877
 Chairman & CEO       1992 $710,000 $602,600 $121,434  $1,676,563(5) 100,000(6)  $985,991 $714,195
                      1991 $710,000 $560,000 $156,150                159,700     $646,400 $649,414
Richard C. Notebaert  1993 $447,204 $351,000 $ 78,653  $  729,375     11,466     $130,371 $121,188
 President & COO      1992 $283,333 $236,100 $ 28,401                  3,000     $206,892 $ 83,582
                      1991 $250,000 $238,100 $ 29,374                 40,800     $136,537 $ 79,488
Richard H. Brown      1993 $423,212 $333,900 $144,654  $  729,375      2,200     $189,266 $152,179
 Vice Chairman        1992 $375,000 $320,900 $115,761                  3,000     $393,690 $141,997
                      1991 $360,000 $258,700 $112,852                 59,600     $259,706 $131,026
Louis J. Rutigliano   1993 $390,000 $302,100 $ 39,626                      0     $194,460 $186,515
 Vice Chairman        1992 $375,000 $267,800 $121,251                  2,000     $313,005 $194,269
                      1991 $354,000 $231,300 $ 42,450                 60,900     $206,600 $194,159
John A. Edwardson(7)  1993 $365,000 $279,800 $ 46,108  $  437,625          0     $158,992 $128,500
 Executive VP &       1992 $350,000 $247,200 $ 42,224                  2,000     $      0 $132,358
 Chief Fin'l Officer  1991 $204,167 $124,500 $ 21,054                 49,900     $      0 $  6,615

- --------
(1) Awards under the Short Term Incentive Plan for Senior Managers, based on corporate performance for the year. Payments are made in January of the next year.
(2) Consists of earnings on long term awards and the value of transportation, club memberships, financial counseling and wellness services and payments to offset Federal, state and local tax liabilities attributable to these non-cash services. The value of such non-cash services did not exceed $50,000 for any individual in any year, except Mr. Rutigliano had $58,902 of such services in 1992, of which financial counseling was 36% and club membership was 51%, and Mr. Weiss had $50,640 in 1991, of which financial counseling was 87%.
(3) At December 31, 1993, the persons named in the table above held the following shares of restricted stock with the following values (based on the closing market price of Ameritech Common Stock on December 31, 1993): Mr. Weiss, 98,300 shares, $3,772,263; Mr. Notebaert, 35,866 shares, $1,376,358; Mr.
Brown, 81,866 shares, $3,141,608; Mr. Rutigliano, 18,500 shares, $709,938; and
Mr. Edwardson, 27,120 shares, $1,040,730. Shares shown as of December 31, 1993 included shares of performance based restricted stock distributed in January 1994 and reported in the "LTIP Payouts" column for 1993 in the table above. Dividends are paid on restricted stock when and as paid on the Company's Common Stock.
(4) Detail of amounts reported in the "All Other Compensation" column for 1993 is provided in the table below. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. The employee contributes an amount equal to the value of the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 15 (or in some cases 10) years.

          ITEM            MR. WEISS MR. NOTEBAERT MR. BROWN MR. RUTIGLIANO MR. EDWARDSON
          ----            --------- ------------- --------- -------------- -------------
. Earnings on Deferred
 Compensation             $ 55,109    $ 17,798    $ 45,543     $ 41,098      $ 10,451
. Dividend Equivalents
 on Stock Options(6)      $142,000    $      0    $      0     $      0      $      0
. Company Contributions
 to Defined Contribution
 Savings Plans            $ 33,394    $ 19,781    $ 18,806     $ 17,494      $ 16,369
. Split Dollar Insurance
 Premium Value            $477,374    $ 83,609    $ 87,830     $127,923      $101,680
                          --------    --------    --------     --------      --------
    Total All Other Com-
     pensation            $707,877    $121,188    $152,179     $186,515      $128,500
                          ========    ========    ========     ========      ========

(5) Represents 50,000 shares of Restricted Stock which are subject to restrictions on transfer and which will be forfeited if Mr. Weiss terminates his employment prior to his retirement date of May 31, 1994.
(6) The option becomes exercisable as to 50,000 shares on May 31, 1994, at which time Mr. Weiss will reach the normal retirement age of 65, and as to the remaining 50,000 shares on May 31, 1997. Mr. Weiss has agreed to serve as a consultant to the Company for five years after his retirement. If Mr. Weiss leaves the Company prior to May 31, 1994 or fails or refuses to provide such consulting services, the unexercisable portion of the option will be forfeited. Dividend equivalents accrue on the option shares when and as dividends are paid on the Company's Common Stock and will be paid in cash upon exercise or expiration of the option.
(7) Mr. Edwardson's employment with the Company commenced in June 1991.

LONG TERM INCENTIVE PLANS

  The Company's shareowners approved Long Term Incentive Plans in 1985 and 1989. These plans provide incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other forms consistent with the objectives of the plans. The following three tables provide information as to grants of stock options and restricted stock under the LTIP.

OPTION GRANTS IN 1993

  The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1993 adjusted for the two-for-one stock split declared in December 1993. The exercise price of all such options was the fair market value on the date of grant. Stock options generally become exercisable one year after the date of grant. In the event of a change in control of the Company, options previously granted would be exercisable in full. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                                                                                  POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                 PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS                                           OPTION TERM
- ------------------------------------------------------------------------- -------------------------------------
                    NUMBER OF     % OF TOTAL
                    SECURITIES     OPTIONS
                    UNDERLYING    GRANTED TO    PER SHARE
                   OPTIONS/SARS   EMPLOYEES    EXERCISE OR     EXPIRATION
       NAME          GRANTED    IN FISCAL YEAR BASE PRICE         DATE     0%        5%               10%
       ----        ------------ -------------- -----------     ---------- ---- ---------------  ---------------
William L. Weiss           0            0%           NA              NA   $ NA              NA               NA
Richard C.
 Notebaert            11,446        2.331%       $36.47         1/21/03   $  0 $       262,973  $       666,425
Richard H. Brown       2,200        0.447%       $36.47         1/21/03   $  0 $        50,457  $       127,868
Louis J.
 Rutigliano                0            0%           NA              NA     NA              NA               NA
John A. Edwardson          0            0%           NA              NA     NA              NA               NA
All Shareowners           NA          NA             NA              NA   $  0 $13,999,527,025  $35,482,596,611
All Optionees        491,934          100%       $40.73 (avg)      2003   $  0 $    12,598,429  $    31,931,435
Optionees Gain
 as % of All
 Shareowners Gain         NA          NA             NA              NA     NA            .090%            .090%

The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation of the stock price of the Company. Although permitted by the SEC's rules, the Company did not use an alternate formula for a grant date valuation because the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. As shown in the 0% column above, no gain to the named officers or all optionees is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners. For example, in order for Mr. Notebaert to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock (adjusted for the two-for-one stock split) would be approximately $59.41 and $94.59, respectively, as of the expiration date of his option.

  No stock appreciation rights ("SARs") were granted in 1993. A SAR entitles a participant to receive, upon exercise of the SAR, an amount equal to the difference, if any, between the exercise price per share and the fair market value of a common share on the date of exercise, multiplied by the number of shares as to which the SAR is exercised. The Company has in the past granted SARs only in tandem with stock options, such that exercise of the option reduces the number of shares as to which the SAR may be exercised and exercise of the SAR cancels the option as to such number of shares.

OPTION/SAR EXERCISES IN 1993 AND OPTION/SAR VALUES AT DECEMBER 31, 1993

  The following table provides information as to options exercised in 1993 by the officers named in the Summary Compensation Table above and the value realized upon such exercises and as to the value of options held by such officers at year end based on the closing price of the Company's Common Stock on December 31, 1993, adjusted for the two-for-one stock split declared in December 1993.

                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
              SHARES                   OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
             ACQUIRED                   AT YEAR END             AT YEAR END (1)
                ON      VALUE    ------------------------- -------------------------
   NAME      EXERCISE  REALIZED  EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----      --------  --------  ----------- ------------- ----------- -------------
William L.
 Weiss        77,000  $1,702,989   231,068      153,232    $2,779,577    $864,171
Richard C.
 Notebaert         0      NA        48,332       25,066    $  443,655    $116,249
Richard H.
 Brown        19,866  $  184,308     3,000       22,066    $   12,000    $139,347
Louis J.
 Rutigliano    6,600  $  161,139    91,718       21,482    $1,096,524    $152,358
John A.
 Edwardson         0      NA        26,950       24,950    $  224,005    $216,005

- --------
(1) Valued at $38.5625 per share.

LONG TERM INCENTIVE AWARDS IN 1993

  The following table shows long term incentive awards to the officers named in the Summary Compensation Table above in 1993.

                                          NUMBER OF       PERFORMANCE OR OTHER
                                       SHARES, UNITS OR       PERIOD UNTIL
NAME                                   OTHER RIGHTS(1)    MATURATION OR PAYOUT
- ----                                   ---------------- ------------------------
William L. Weiss......................          0                  NA
Richard C. Notebaert..................      3,466       50% in 1995; 50% in 1996
Richard H. Brown......................        666       50% in 1995; 50% in 1996
Louis J. Rutigliano...................          0                  NA
John A. Edwardson.....................          0                  NA

- --------
(1) Awards of shares of performance based restricted stock (adjusted for the two-for-one stock split declared in December 1993) that will pay out based on Ameritech's performance over a five-year period on total return to shareowners as compared to the total return of approximately 100 companies the size and risk characteristics of which most nearly compare with those of Ameritech. To earn a target payout a 50th to 55th percentile ranking is required, and to earn a maximum payout of 150% a 75th percentile ranking is required.

PENSION PLANS

  The following table illustrates the maximum annual benefits payable upon retirement pursuant to the Company's non-contributory pension plan for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity.

        FINAL
       AVERAGE                               YEARS OF SERVICE
       ANNUAL         --------------------------------------------------------------
    COMPENSATION         15       20       25       30       35       40       45
    ------------      -------- -------- -------- -------- -------- -------- --------
      $  400,000      $ 89,240 $118,987 $148,734 $178,481 $208,228 $237,974 $267,721
         600,000       134,240  178,987  223,734  268,481  313,228  357,974  402,721
         800,000       179,240  238,987  298,734  358,481  418,228  477,974  537,721
       1,000,000       224,240  298,987  373,734  448,481  523,228  597,974  672,721
       1,200,000       269,240  358,987  448,734  538,481  628,228  717,974  807,721
       1,400,000       314,240  418,987  523,734  628,481  733,228  837,974  942,721

  Under the management pension plan, annual pensions are computed on the basis of final average compensation over a period of five years. Compensation included in the pension plan base consists of salaries and actual Short Term Incentive Plan awards (shown in the "Bonus" column of the Summary Compensation Table above).

  As of December 31, 1993, Mr. Weiss, Mr. Notebaert, Mr. Brown, Mr. Rutigliano and Mr. Edwardson had 42, 24, 16, 28 and 3 years of service, respectively, for purposes of the management pension plan.

  Pension amounts are not subject to reductions for Social Security benefits or other offset amounts. The Employee Retirement Income Security Act of 1974 ("ERISA") places certain limitations on pensions which may be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as pension amounts attributable to awards under the Short Term Incentive Plan, are paid under a separate non-qualified plan as an operating expense.

  Management employees may elect to receive pension benefits under the qualified plan and/or the non-qualified plan in a lump sum upon retirement based on the present value of such pension benefits. The non-qualified pension plan was amended in 1992 to provide for a lump sum payment as of December 31, 1992 to those participants in the non-qualified plan (including Messrs. Weiss and Rutigliano) who are or will be as of December 31, 1994 eligible by reason of age and length of service to receive a service pension, unless the participant waived such payment of the accrued benefit.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company entered into an agreement with Mr. Weiss which provides that he will serve as Chief Executive Officer of the Company, or in another appropriate senior position, until May 31, 1994, at which time Mr. Weiss will reach the normal retirement age of 65, and as a consultant to the Company for a period of five years following his retirement. The agreement provides for a base salary until May 31, 1994, determined annually by the Board of Directors based upon Mr. Weiss' performance and the current market rate for comparable positions as determined by the Board. Mr. Weiss also will continue to participate in the Short Term Incentive Plan, with a target or standard award equal to 80% of his base salary. If, after his retirement, the consulting services requested by the Board require substantial time over an extended period, the Board will determine a reasonable consulting fee for Mr. Weiss.

  In January 1994, the Company entered into agreements regarding change in control with Messrs. Weiss, Notebaert, Brown, Rutigliano, Edwardson and two other senior executive officers. These agreements replaced similar agreements entered into in 1989 with Messrs. Weiss and Rutigliano and certain other executive officers who have since retired. Under these agreements, a "change in control" occurs if (a) any person (other than an employee benefit plan of the Company or the executive or persons acting in concert with the executive) becomes the beneficial owner of 20% or more of the Company's voting stock, (b) a tender offer is made and the offeror owns or has accepted for payment 20% or more of the Company's voting stock (unless the tender offer is approved by the Company's Board of Directors before the offeror becomes the beneficial owner of 5% or more of the Company's voting stock), (c) during any period of twenty-four consecutive months members of the Board at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of such existing Directors, cease to comprise a majority of the Board of Directors, or (d) the shareowners of the Company approve a merger or consolidation of the Company with any other company (unless the voting stock outstanding immediately prior thereto continues to represent at least 70% of the combined voting power of the Company or the surviving entity thereafter or at least 50% of the Directors of the Company or the surviving entity after the merger or consolidation were Directors of the Company prior thereto). The agreements provide that the executive's compensation and employee benefits will not be reduced following a change in control. The agreements also provide that if the executive's employment with the Company is terminated under certain circumstances the executive will continue to receive certain medical, insurance and other employee benefits for a period of twenty-four months and will receive a lump sum payment up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, the sum of (i) 2.99 times the executive's annual salary rate in effect immediately prior to the change in control and the executive's short term incentive award for the preceding year plus (ii) the actuarial equivalent of the additional pension benefits the executive would have accrued under the Company's qualified and non-qualified pension plans if, on the date of termination, the executive had been credited with two additional years of age, service and compensation under such plans. These benefits will be provided to the executives other than Mr. Weiss and Mr. Notebaert if the executive's employment is terminated involuntarily for any reason other than death, disability or just cause during the twenty-four month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control and to Mr. Weiss and Mr. Notebaert if their employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the twenty-four month period following the change in control. The Company estimates that, if a change in control occurred as of January 31, 1994, the aggregate amount payable under these agreements if the employment of Messrs. Weiss, Notebaert, Brown, Rutigliano and Edwardson was terminated would be approximately $12,357,000. The initial terms of these agreements expire on December 31, 1994 and on such date and each December 31 thereafter they are automatically extended for an additional one-year term unless the Company has given notice by the preceding November 1 that the term will not be extended, provided that the term continues for twenty-four months after a change in control occurs.

  Under the Ameritech Senior Management Severance Pay Plan, which became effective January 1, 1989, Senior Managers of the Company and its subsidiaries (approximately 54 persons as of February 1, 1994, including Messrs. Weiss, Notebaert, Brown, Rutigliano and Edwardson if the agreements described above are not in effect) will, so long as they are employed during the thirty-six month period following a change in control (as defined above), continue to receive a base salary at a rate not less than the rate in effect prior to the change in control and to participate in short and long term incentive plans and other employee benefit plans which are not materially less favorable than those applicable immediately prior to the change in control. The Plan also provides for a severance benefit to such Senior Managers, in an amount up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, two times base salary as of the change in control, two times the target short term incentive award for the year preceding the change in control and the actuarial equivalent of the additional pension benefits the Senior Manager would have accrued if he or she had two additional years of age, service and compensation, in the event that the Senior Manager's employment is terminated by the employer other than for cause or disability or by the Senior Manager for good reason during the thirty-six months following a change in control or at the Senior Manager's discretion during the thirty day period following the first anniversary of the change in control.

  In the event of a change in control (as defined above), the Company's benefit plans provide that the short term incentive award for the year in which the event occurs will be not less than the target award, all stock options previously granted will become fully exercisable, the restrictions on Restricted Stock previously granted will terminate, performance units under the long term incentive plan will be immediately valued based on the highest fair market value of the Company's Common Stock during the period beginning thirty days prior to and ending thirty days after the change in control, compensation previously deferred will be paid in a lump sum unless waived by the Senior Manager, and pension amounts under the non-qualified pension plan will be held in a trust for the benefit of the employees entitled to such pension amounts.

SHAREOWNER RETURN PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) of Ameritech, the average of the other six regional holding companies ("RHCs") formed along with Ameritech in the AT&T divestiture effective January 1, 1984 (Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group, Southwestern Bell Corporation and US WEST, Inc.) ("Peer Group Index"), and the Standard & Poor's 500 Composite Stock Index ("S&P 500") from December 31, 1988 through December 31, 1993.


                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN

              AMONG AMERITECH, PEER GROUP INDEX AND S&P 500 INDEX

Measurement period            AMERITECH  PEER GROUP  S&P 500
(Fiscal year Covered):                   Index       Index
- ----------------------        ---------  ----------  -------
Measurement PT -
12/31/88                        $100        $100      $100

FYE 12/31/89                    $149        $157      $132
FYE 12/31/90                    $154        $151      $128
FYE 12/31/91                    $155        $159      $166
FYE 12/31/92                    $184        $176      $179
FYE 12/31/93                    $208        $210      $197

  From November 21, 1983, the date on which Ameritech and the other RHCs began trading on a "when issued" basis on the New York Stock Exchange, through December 31, 1993, Ameritech has provided its shareowners with a cumulative total return of 535%. This performance compares to a 302% total return for the S&P 500 and a 494% return for the average of the other six RHCs over the same ten year period.

                    SUBMISSION OF 1995 SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the annual meeting in 1995 must be received by the Secretary of Ameritech, 30 South Wacker Drive, Chicago, Illinois 60606, not later than November 1, 1994 to be considered for inclusion in the Company's 1995 proxy material.

                             ADDITIONAL INFORMATION

  In addition to soliciting proxies through the mail, certain employees of Ameritech and its transfer agent, First Chicago Trust Company of New York, may solicit proxies in person and by telephone. Ameritech has retained Kissel-Blake Inc., 25 Broadway, New York, New York 10004, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $22,000. The cost of soliciting proxies will be borne by Ameritech. As is customary, Ameritech will, upon request, reimburse brokers, banks, nominees, custodians and other record holders for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of the shares.

  If you plan to attend the Annual Meeting in person, please retain the admission ticket attached to the form of proxy accompanying this notice and proxy statement. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door.

  Highlights of the meeting will be included in the quarterly report mailed to shareowners on May 1, 1994.

  The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat
                                          Secretary

March 1, 1994

                                AMERITECH LOGO

P R O X Y

AMERITECH CORPORATION
30 South Wacker Drive, Chicago, Illinois 60606                            [LOGO]
- --------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
MEETING ON APRIL 20, 1994.

The undersigned hereby appoints William L. Weiss, Richard M. Gillett, Hanna Holborn Gray, James A. Henderson, Lynn M. Martin, John D. Ong and A. Barry Rand, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Ameritech Corporation at the Annual Meeting of Shareowners to be held in the Arthur Rubloff Auditorium at The Art Institute of Chicago, Chicago, Illinois, on April 20, 1994, beginning at 9:30 a.m., and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE: FOR THE ELECTION OF THE NOMINEES LISTED BELOW; IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND DESCRIBED IN THE ENCLOSED PROXY STATEMENT; AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. IF YOU HAVE INDICATED ANY CHANGES OR VOTING LIMITATIONS IN THIS PARAGRAPH, PLEASE MARK THE "VOTE LIMITATIONS" BOX ON THE REVERSE SIDE OF THIS CARD.

Your vote for election of Directors may be indicated on the reverse side of this card. Four Directors are to be elected at the meeting. The nominees of the Board of Directors are Donald C. Clark, Melvin R. Goodes, James A. Henderson and John
B. McCoy.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 8678, EDISON, NEW JERSEY, 08818-9166. IF YOU DO NOT SIGN AND RETURN A PROXY OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in various employee savings plans as described in the proxy statement.

Comments: ______________________________________________________________________

________________________________________________________________________________
If you have written in the above space, please mark the "Comments" box on the reverse side of this card.

- --------------------------------------------------------------------------------

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSALS 3 AND 4.

The Board of Directors recommends a vote FOR

                  FOR  WITHHELD                          FOR  AGAINST  ABSTAIN
1. Election of                       2. Ratification of
   Directors      [_]    [_]            Independent      [_]    [_]      [_]
  (see reverse)                         Accountants

FOR, EXCEPT VOTE WITHHELD FOR THE FOLLOWING NOMINEE(S): ________________________

The Board of Directors recommends a vote AGAINST

                                                        FOR  AGAINST  ABSTAIN
                          3. Shareowner Proposal on
                             Cumulative Voting in       [_]    [_]      [_]
                             Elections of Directors

                          4. Shareowner Proposal on
                             Electing all Directors     [_]    [_]      [_]
                             Annually

Special Note

ITEMS ON OTHER SIDE OF CARD

                                                               Comments [_]

                                                       Vote Limitations [_]
SPECIAL ACTION

                    Discontinue Annual Report Mailing for this Account  [_]

                                             Will Attend Annual Meeting [_]


SIGNATURE(S) ___________________________________________  DATE ___________, 1994

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- --------------------------------------------------------------------------------

                               GRAPHICS APPENDIX


    1. Page 18 of the Proxy Statement contains a graph comparing the cumulative shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and an index of peer companies selected by the Company.


    2. Page 2 of the Proxy Statement contains photographs of each of the four nominee directors of the Company for election at the Company's 1994 Annual Meeting of Stockholders, pages 3 through 5 contain photographs of each of the other eleven directors of the Company.